EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of PQ Group Holdings Inc. of our report dated March 17, 2021 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of PQ Group Holdings Inc. and our report dated March 17, 2021 related to the financial statements of Zeolyst International, which appear in PQ Group Holding Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 26, 2021